      As filed with the Securities and Exchange Commission on July 9, 1997
                                                      REGISTRATION NO. 333-_____

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                            -----------------------

                                   FORM S-8
                             REGISTRATION STATEMENT
                                     under
                           THE SECURITIES ACT OF 1933

                            -----------------------

                      TRUSTED INFORMATION SYSTEMS, INC.
            (Exact name of registrant as specified in its charter)

                                3060 WASHINGTON ROAD
DELAWARE                      GLENWOOD, MARYLAND  21738                      51-0375640
                                   (301) 854-6889
(State or other       (Address of principal executive offices)               (I.R.S. Employer
jurisdiction of                                                              Identification No.)
incorporation or
organization)

                      TRUSTED INFORMATION SYSTEMS, INC.
                      1997 EMPLOYEE STOCK PURCHASE PLAN
                           (Full title of the plan)

                                                       Copy to:
STEPHEN T. WALKER                                      EDWIN M. MARTIN, ESQ.
TRUSTED INFORMATION SYSTEMS, INC.                      NANCY A. SPANGLER, ESQ.
3060 WASHINGTON ROAD                                   PIPER & MARBURY L.L.P.
GLENWOOD, MARYLAND  21738                              1200 NINETEENTH STREET, N.W.
(301 954-6889                                          WASHINGTON, D.C. 20036
                                                       (202) 861-3900

             (Name, address and telephone number, including area
                         code, of agent for service)

                            -----------------------

                                  CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------
                                                 PROPOSED MAX-IMUM      PROPOSED MAX-IMUM        AMOUNT OF
   TITLE OF SECURITIES        AMOUNT TO BE      OFFERING PRICE PER     AGGREGATE OFFERING      REGISTRATION
     TO BE REGISTERED         REGISTERED(1)            SHARE                  PRICE                FEE
     ----------------         ----------               -----                  -----                ---
COMMON STOCK (PAR VALUE
$0.01 PER SHARE)                 400,000            $11.625(2)           $4,650,000(2)             $1,409

1997 EMPLOYEE STOCK
PURCHASE PLAN
----------------------------------------------------------------------------------------------------------------

(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 1997 Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

(2) Estimated pursuant to Rule 457 solely for the purpose of calculating the registration fee on the basis of the closing price of $11.625 per share reported on the Nasdaq National Market on July 7, 1997. No separate registration fee is provided for the participation interests in the 1997 Employee Stock Purchase Plan.

    This Registration Statement shall become effective immediately upon filing with the Securities and Exchange Commission, and sales of registered securities will begin as soon as practicable after such effective date.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.          INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents and information previously filed with the Securities and Exchange Commission (the "Commission") by Trusted Information Systems, Inc. (the "Company") are hereby incorporated by reference in this Registration Statement:

         (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 27, 1996, filed pursuant to Section 13 of the Exchange Act.

         (2) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 28, 1997, filed pursuant to Section 13 or 15(d) of Exchange Act.

         (3) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed September 26, 1996, pursuant to Section 12(g) of the Exchange Act.

         (4) The description of the Company's 1997 Employee Stock Purchase Plan contained in Schedule 14A Definitive Proxy Statement for the 1997 Annual Meeting of Stockholders filed on April 24, 1997, pursuant to Section 14 of the Exchange Act.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The documents required to be so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.          DESCRIPTION OF SECURITIES.  Not applicable.

ITEM 5.          INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Counsel for the Company, Piper & Marbury L.L.P., Washington, D.C., has rendered an opinion to the effect that the Common Stock offered hereby is duly and validly issued, fully paid and nonassessable. Certain members of Piper & Marbury L.L.P., or investment partnerships of which such persons are partners, beneficially own approximately 500 shares of the Company's Common Stock.

ITEM 6.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

              Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and employees of a corporation under certain conditions and subject to certain limitations. The Registrant's Bylaws include provisions to require the Registrant to indemnify its directors and officers to the fullest extent permitted by Section 145, including circumstances in which indemnification is otherwise discretionary, and the Registrant has entered into indemnification agreements with its directors and executive officers to that effect. Section 145 empowers the Registrant to purchase and maintain insurance that protects its officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions and the Registrant maintains such insurance providing coverage of up to $10 million with respect to liabilities arising out of certain matters, including matters arising under the Securities Act.

              At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

ITEM 7.          EXEMPTION FROM REGISTRATION CLAIMED.  Not applicable.

ITEM 8.  EXHIBITS.

         Exhibit
         Number      Description
         ------      -----------
         5.1         Opinion of Piper & Marbury L.L.P., as to the legality of securities being registered.
         10.1*       1997 Employee Stock Purchase Plan.
         23.1        Consent of Counsel (contained in Exhibit 5.1).
         23.2        Consent of Ernst & Young LLP, Independent Auditors.
         24.1        Power of Attorney (included in signature pages).

        *  Incorporated by reference to the Company's Proxy Statement of
Schedule 14A, filed on April 24, 1997, with the Commission.

ITEM 9.          UNDERTAKINGS.

         (a)   The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Glenwood, Maryland on this July 8, 1997.

                                    TRUSTED INFORMATION SYSTEMS, INC.


                                    By:       /s/ Stephen T. Walker
                                       ----------------------------------------
                                        Stephen T. Walker, President and Chief
                                          Executive Officer


                               POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

         Each person whose signature appears below in so signing also makes, constitutes and appoints Stephen T. Walker and Edwin M. Martin, Jr., and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, for him in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this Registration Statement on Form S-8, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

A MAJORITY OF THE BOARD OF DIRECTORS:

SIGNATURE                                      TITLE                                          DATE
---------                                      -----                                          ----
         /s/ Stephen T. Walker             President, Chief Executive Officer,                July 3, 1997
----------------------------------         Chairman of the Board and Director
         Stephen T. Walker


         /s/ Martha A. Branstad            Executive Vice President and Chief                 July 3, 1997
----------------------------------         Operating Officer, President of the
         Martha A. Branstad                Advanced Research and Engineering
                                           Division and Director



         /s/ Harvey L. Weiss               Executive Vice President,                          July 3, 1997
----------------------------------         President of the Commercial
         Harvey L. Weiss                   Division, Secretary and Director



         /s/ Ronald W. Kaiser              Executive Vice President and                       July 3, 1997
----------------------------------         Chief Financial Officer (Principal
         Ronald W. Kaiser                  Financing and Accounting Officer)



         /s/ Gerald J. Popek               Director                                           July 3, 1997
----------------------------------
         Gerald J. Popek


         /s/ Charles W. Stein              Director                                           July 3, 1997
----------------------------------
         Charles W. Stein

                                 EXHIBIT INDEX

         Exhibit
         Number         Description
         ------         -----------
         5.1            Opinion of Piper & Marbury L.L.P. (contains Consent of Counsel).
         10.1*          1997 Employee Stock Purchase Plan.
         23.1           Consent of Counsel (contained in Exhibit 5.1).
         23.2           Consent of Ernst & Young LLP, Independent Auditors.
         24.1           Power of Attorney (included in signature pages).

--------------


       *Incorporated by reference to the Company's Proxy Statement on Schedule 14A, filed on April 24, 1997, with the Commission.